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                                 Exhibit 11

            Statement Regarding Computation of Per Share Earnings

                             M.S. Carriers, Inc.

                                               Year ended December 31

                                       1994             1993            1992
Primary

Weighted average shares and
share equivalents outstanding       13,097,586       12,036,386      10,913,012

Income before cumulative
effect of accounting change        $17,150,484      $13,601,970     $10,574,172

Per share amount before
cumulative effect of
accounting change                     $1.31            $1.13            $.97

Net income                         $17,150,484      $14,101,970     $10,574,172

Per share amount                      $1.31            $1.17            $.97


Fully Diluted

Weighted average shares and
share equivalents outstanding       13,097,586       12,036,386      10,913,012

Net income                         $17,150,484      $14,101,970     $10,574,172

Per share amount                      $1.31            $1.17            $.97

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